UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 27, 2006
Motorola, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-7221	36-1115800
(Commission File Number)	(I.R.S. Employer Identification No.)

1303 East Algonquin Road, Schaumburg, Illinois	60196
(Address of Principal Executive Offices)	(Zipcode)
(847) 576-5000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders
     On July 27, 2006, Motorola, Inc. (the “Company”) announced that its Board of Directors (the “Board”), at a regularly scheduled meeting, approved an amendment (the “Amendment”) to the Amended and Restated Rights Agreement, dated as of February 5, 2004, between the Company and Mellon Investor Services LLC, as Rights Agent (the “Rights Agreement”). The Amendment accelerates the termination of the Company’s preferred stock purchase rights (the “Rights”) from the close of business on November 20, 2008 to the close of business on August 1, 2006. The Amendment has the effect of terminating the Company’s shareholder rights plan effective August 1, 2006. The Amendment is filed with this report as Exhibit 4.1 and is incorporated herein by reference.
     On July 27, 2006, the Company also announced that the Board adopted a new governance policy on shareholder rights plans, which becomes effective after the expiration of the current Rights Agreement. The policy provides that the Board, by a majority vote of its independent directors, may adopt a new shareholder rights plan in the future, provided that any new shareholder rights plan must be subject to shareholder approval within twelve months of its adoption.
A copy of the press release announcing these matters is attached hereto as Exhibit 99.1.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
     Upon the expiration of the Rights Agreement and the Rights on August 1, 2006, as described in Item 3.03 above, the Company will file a Certificate of Elimination with the Secretary of State of the State of Delaware eliminating the Certificate of Designations with respect to the Company’s Series B Junior Participating Preferred Stock which was issuable, under certain circumstances, upon exercise of the Rights.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits
          The following exhibits are filed as part of this Report:

Exhibit
Number	Description

4.1	Amendment dated as of July 27, 2006 to Amended and Restated Rights Agreement between Motorola, Inc. and Mellon Investor Services LLC, as Rights Agent

99.1	Press Release by Motorola, Inc. dated July 27, 2006, announcing the termination of its shareholder rights plan and the implementation of a policy to seek shareholder approval of any future rights plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOTOROLA, INC.
Dated: July 27, 2006	By:	/s/ David W. Devonshire
David W. Devonshire
Executive Vice President and Chief Financial Officer